Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Fourth Quarter Results

Overland Park, KS, February 2, 2021 — Waddell & Reed Financial, Inc. (NYSE: WDR) today reported a fourth quarter 2020 net loss1 of $6.9 million, or $0.11 per diluted share, compared to net income of $30.5 million, or $0.48 per diluted share, during the prior quarter and net income of $15.9 million, or $0.23 per diluted share, during the fourth quarter of 2019. The fourth quarter of 2020 included $39.6 million in costs related to the proposed acquisition of Waddell & Reed Financial, Inc. by Macquarie Asset Management, the asset management division of Macquarie Group (“Macquarie”) pursuant to a merger agreement announced on December 2, 2020. Excluding the merger-related costs, adjusted net income2 for the fourth quarter of 2020 was $25.5 million and adjusted net income per diluted share2 was $0.41. The fourth quarter of 2019 included non-cash asset impairment charges of $12.8 million in connection with certain assets held for sale, including real property related to our corporate headquarters move and the elimination of our internal aviation operations, an $11.2 million non-cash charge related to the annual revaluation of the pension plan liability and $2.3 million in severance expense related to the outsourcing of our transfer agency transactional processing operations. Excluding the non-cash charges and severance expense, adjusted net income2 for the fourth quarter of 2019 was $36.0 million and adjusted net income per diluted share2 was $0.51.

Highlights

•	Announced execution of a merger agreement under which Macquarie would acquire all the outstanding shares of Waddell & Reed Financial, Inc. for $25.00 per share in cash representing total consideration of approximately $1.7 billion. The transaction is expected to close in the second quarter of 2021 subject to regulatory approvals, Waddell & Reed Financial, Inc. stockholder approval and other customary closing conditions.
•	Continued solid financial performance, with a 3.9% increase in revenues compared to the prior quarter led by higher average assets benefiting both Investment Management fees and Wealth Management Advisory fees
•	Average Assets Under Management (AUM) increased 5% compared to the prior quarter
o	Both gross sales and the overall redemption rate improved compared to the prior quarter and the same quarter in 2019, with unaffiliated sales notably improving.
o	Investment performance improved broadly across the complex. As measured by percentage of assets, one- and five- year performance improved while three-year performance remained consistent.
•	Successful quarter for Wealth Management asset growth
o	Net new Assets Under Administration[3] (AUA) grew 1.5%, annualized, on the strength of positive net new Advisory AUA for the 8th consecutive quarter.
o	Number of advisors and advisor associates increased to 1,333 on strong recruiting results in the fourth quarter. Since January 1, 2020, 51 advisors have affiliated with Waddell & Reed with combined prior firm AUA totaling over $2.8 billion.
•	Declared a quarterly dividend of $0.25 per share paid on February 1, 2021 to stockholders of record as of January 11, 2021.
•	Balance sheet remains strong with $760.5 million in unrestricted cash and investments at the end of the fourth quarter of 2020; repaid $95.0 million Series B senior unsecured notes in January 2021.

“2020 marked another year of solid progress in transforming our firm into a more diversified and growth-oriented financial services enterprise, with meaningful progress across both of our businesses while successfully navigating a global pandemic” said Philip J. Sanders, Chief Executive Officer of Waddell & Reed Financial, Inc.  Mr. Sanders continued, “We are also well underway in planning a seamless transition for our clients and advisors as we move towards closing our merger agreement with Macquarie Asset Management.”

1 Net (loss) income represents net (loss) income attributable to Waddell & Reed Financial, Inc.

2 See Non-GAAP Financial Measures section and Reconciliation of GAAP to Non-GAAP Financial Measures table

3 Net new advisory AUA are calculated as total client deposits and net transfers less client withdrawals. Client deposits include dividends and interest.

Consolidated Financial Results	Three Months Ended			Year Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2020	2020	2019	2020	2019
GAAP basis (in thousands, except per share data):
Revenue	$278,060	$267,670	$270,071	$1,049,497	$1,070,315
Operating expenses	$283,943	$230,035	$241,206	$954,727	$924,623
Operating (loss) income	$(5,883)	$37,635	$28,865	$94,770	$145,692
Operating margin	(2.1)%	14.1%	10.7%	9.0%	13.6%
Controllable expenses[1]	$148,886	$101,352	$116,437	$449,402	$428,942
Net (loss) income	$(6,877)	$30,523	$16,146	$72,657	$116,965
Net (loss) income per share, basic and diluted	$(0.11)	$0.48	$0.23	$1.08	$1.57
As adjusted[2] (in thousands, except per share data)
Revenue	$278,060	$267,670	$270,071	$1,049,497	$1,070,315
Operating expenses	$244,337	$230,035	$226,045	$915,121	$906,381
Operating income	$33,723	$37,635	$44,026	$134,376	$163,934
Operating margin	12.1%	14.1%	16.3%	12.8%	15.3%
Controllable expenses	$109,280	$101,352	$101,276	$409,796	$410,700
Net income	$25,503	$30,523	$35,983	$102,837	$137,381
Net income per share, basic and diluted	$0.41	$0.48	$0.51	$1.58	$1.87
AUM (in millions)	$74,822	$67,869	$69,958	$74,822	$69,958
Average AUM (in millions)	$71,093	$67,946	$69,102	$66,736	$70,273
AUA (in millions)	$69,705	$62,694	$60,095	$69,705	$60,095
Average AUA (in millions)	$63,992	$61,400	$57,998	$59,935	$56,327

Financial Summary

Revenues totaled $278.1 million for the quarter, an increase of $10.4 million and $8.0 million, compared to the prior quarter and the fourth quarter of 2019, respectively. Operating expenses for the quarter of $283.9 million included $39.6 million in merger-related costs, increasing $53.9 million compared to the third quarter of 2020 and increasing $42.7 million compared to the fourth quarter of 2019. Adjusted operating expenses2 increased $14.3 million and $18.3 million, compared to the third quarter of 2020 and the fourth quarter of 2019, respectively. The operating margin was (2.1)% during the current quarter, compared to 14.1% and 10.7% during the prior quarter and the fourth quarter of 2019, respectively. The adjusted operating margin2 was 12.1% for the current quarter compared to 14.1% and 16.3% during the prior quarter and prior year fourth quarter, respectively.

AUM ended the quarter at $74.8 billion, an increase of 10% and 7%, compared to the prior quarter and the fourth quarter of 2019, respectively. The increase in both comparative periods was due to market appreciation. Average AUM were $71.1 billion during the current quarter, compared to $67.9 billion during the prior quarter and $69.1 billion during the fourth quarter of 2019. Net outflows of $1.8 billion during the current quarter were consistent compared to the prior quarter and were lower compared to net outflows of $3.4 billion in the fourth quarter of 2019. Sales of $2.0 billion during the current quarter increased 9% and 28%, compared to the prior quarter and the fourth quarter of 2019, respectively. The sales improvements were led by our Mid Cap suite with sales of both strategies improving from the prior quarter. Redemptions increased slightly compared to the prior quarter and were 24% better compared to the fourth quarter of 2019. We continue to see elevated redemptions in our International Core Equity product despite improved short-term performance.

Wealth management AUA ended the quarter at $69.7 billion, an increase of 11% and 16%, compared to the third quarter of 2020 and the fourth quarter of 2019, respectively. Average AUA were $64.0 billion during the current quarter, compared to $61.4 billion during the prior quarter and $58.0 billion during the fourth quarter of 2019. Positive market action as well as positive net new AUA of $228 million both contributed to the increase in AUA and average AUA.

1 Controllable expenses defined as compensation and benefits, general and administrative, occupancy, technology, and marketing and advertising costs

2 See Non-GAAP Financial Measures section and Reconciliation of GAAP to Non-GAAP Financial Measures table

Revenues Analysis

Investment management fees increased $5.5 million, or 5%, compared to the third quarter of 2020 due to a 5% increase in average AUM and a slight increase in the effective management fee rate. The effective management fee rate for the current quarter was 62.7 basis points compared to 62.4 basis points for the prior quarter. Compared to the fourth quarter of 2019, investment management fees increased $1.4 million, or 1%, primarily due to higher average AUM, partially offset by a lower effective management fee rate. The effective management fee rate decrease from 63.6 basis points in the prior year was due to targeted pricing reductions on certain products made in previous periods and increased money market fee waivers.

Underwriting and distribution fees increased $5.0 million, or 4%, compared to the prior quarter due to higher advisory fees and higher service and distribution fees from higher asset levels. Compared to the same quarter in 2019, underwriting and distribution fees increased $8.1 million, or 6%, due to increased advisory fees from higher asset levels, partially offset by lower sales commission revenues.

Shareholder service fees remained consistent with the third quarter of 2020. Compared to the fourth quarter of 2019, shareholder service fees declined $1.5 million, or 6%, due to a reduction in fund reimbursement revenues related to the outsourcing of our transfer agency transactional processing operations, which was offset by lower reimbursable costs.

Operating Expenses Analysis

Distribution expenses increased $6.3 million, or 5%, compared to the prior quarter and increased $11.2 million, or 10%, compared to the fourth quarter of 2019 primarily as a result of the increase in underwriting and distribution revenue. The expense increase compared to the fourth quarter of 2019 was larger than the revenue increase primarily due to an increase in the average advisor payout rate from continued increases in production.

Compensation and benefits expense increased $33.6 million, or 54%, compared to the prior quarter and increased $33.2 million, or 53%, compared to the fourth quarter of 2019. For both comparative periods, compensation and benefits expense increased primarily due to merger-related compensation expense of $29.1 million, including mark-to-market adjustments on outstanding restricted share units as a result of the increase in share price of Waddell & Reed Financial, Inc. Class A common stock, retention award accruals, and higher cash incentive payments. In addition, compensation and benefits expense increased due to deferred compensation plan valuation adjustments and higher incentive accruals.

General and administrative expenses increased $13.4 million, or 70%, compared to the third quarter of 2020 primarily due to merger-related expenses of $10.5 million, including legal expense, consulting expense, and project-related asset impairments. The remaining increase was due to higher virtual sales incentive meeting accruals and non-cash impairment charges related to field office closures. Compared to the same quarter in 2019, general and administrative expenses increased $2.5 million, or 8%, due to merger-related expenses and a shift of our transfer agency transactional processing operations costs from technology expenses to general and administrative expenses as a result of outsourcing and increased strategic project spending. Partially offsetting these increases were lower travel and meetings costs and lower non-cash impairment charges.

Technology costs increased $0.8 million, or 6%, compared to the prior quarter primarily due to higher technology consulting costs related to ongoing strategic projects. Technology costs decreased $0.8 million, or 5%, compared to the fourth quarter of 2019, as costs related to the transfer agency transactional processing operations outsourcing were shifted to general and administrative expenses. This decrease was partially offset by increased technology consulting and software costs for new technologies.

Occupancy expenses decreased $0.8 million, or 18%, compared to the prior quarter and decreased $1.7 million, or 34%, compared to the fourth quarter of 2019. For both comparative periods, occupancy costs decreased as a result of the planned transition from advisors leasing space from the Company to advisors utilizing personal branch offices.

Marketing and advertising expenses increased $0.5 million, or 36%, compared to the prior quarter primarily due to higher sponsorship fees. Compared to the fourth quarter of 2019, marketing and advertising expenses decreased $0.6 million, or 24%, primarily due to lower sponsorship fees in connection with the shift to virtual industry conferences.

Depreciation expense increased slightly compared to the prior quarter and declined $0.7 million, or 17%, compared to the fourth quarter of 2019. The decrease compared to 2019 was due to capitalized software development assets becoming fully depreciated.

Investment and Other Income

Investment and other income decreased $4.1 million compared to the prior quarter primarily due to lower unrealized gains, net of hedging activity, on the seed and corporate investment portfolios. Compared to the fourth quarter of 2019, investment and other income increased $6.2 million primarily due to lower pension costs due to the non-cash charge related to the revaluation of the pension plan liability in the fourth quarter of 2019. This increase was partially offset by lower unrealized gains, net of hedging activity, on the seed and corporate investment portfolios and a decline in interest income for the corporate investment portfolio.

The effective tax rate was (12.8)% for the quarter compared to 24.8% in the prior quarter and 28.3% last year. The lower effective tax rate in the current quarter was due to a pre-tax book loss, which was partially offset by higher tax expense from certain non-deductible merger-related costs.

AUM

(in millions)

	Three Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Prior Qtr.		Year-over-Year Qtr.
	2020	2020	2019	Change	%	Change	%
Unaffiliated [1]
Beginning assets	$24,868	$23,724	$25,857	$1,144	5%	$(989)	(4)%
Sales [2]	1,254	1,127	854	127	11%	400	47%
Redemptions	(1,921)	(1,977)	(2,502)	56	3%	581	23%
Net exchanges	205	239	278	(34)	(14)%	(73)	(26)%
Net Flows	(462)	(611)	(1,370)	149	24%	908	66%
Market action	3,571	1,755	1,777	1,816	103%	1,794	101%
Ending assets	$27,977	$24,868	$26,264	$3,109	13%	$1,713	7%
Annualized organic growth rate	(7.4)%	(10.3)%	(21.2)%
Annualized redemption rate [3]	29.6%	32.3%	39.3%
Institutional
Beginning assets	$3,188	$2,997	$3,677	$191	6%	$(489)	(13)%
Sales [2]	46	59	32	(13)	(22)%	14	44%
Redemptions	(189)	(165)	(874)	(24)	(15)%	685	78%
Net exchanges	—	—	—	—	NM	—	NM
Net Flows	(143)	(106)	(842)	(37)	(35)%	699	83%
Market action	525	297	261	228	77%	264	101%
Ending assets	$3,570	$3,188	$3,096	$382	12%	$474	15%
Annualized organic growth rate	(17.9)%	(14.1)%	(91.6)%
Annualized redemption rate [3]	23.0%	20.5%	104.1%
Wealth Management
Beginning assets	$39,813	$38,245	$39,248	$1,568	4%	$565	1%
Sales [2]	688	634	662	54	9%	26	4%
Redemptions	(1,644)	(1,488)	(1,535)	(156)	(10)%	(109)	(7)%
Net exchanges	(205)	(239)	(278)	34	14%	73	26%
Net Flows	(1,161)	(1,093)	(1,151)	(68)	(6)%	(10)	(1)%
Market action	4,623	2,661	2,501	1,962	74%	2,122	85%
Ending assets	$43,275	$39,813	$40,598	$3,462	9%	$2,677	7%
Annualized organic growth rate	(11.7)%	(11.4)%	(11.7)%
Annualized redemption rate [3]	14.1%	13.1%	13.6%
Consolidated Total
Beginning assets	$67,869	$64,966	$68,782	$2,903	4%	$(913)	(1)%
Sales [2]	1,988	1,820	1,548	168	9%	440	28%
Redemptions	(3,754)	(3,630)	(4,911)	(124)	(3)%	1,157	24%
Net exchanges	—	—	—	—	—	—	—
Net Flows	(1,766)	(1,810)	(3,363)	44	2%	1,597	47%
Market action	8,719	4,713	4,539	4,006	85%	4,180	92%
Ending assets	$74,822	$67,869	$69,958	$6,953	10%	$4,864	7%
Annualized organic growth rate	(10.4)%	(11.1)%	(19.6)%
Annualized redemption rate [3]	20.2%	20.5%	27.7%

[1]	Unaffiliated includes National channel (home office and wholesale), Defined Contribution Investment Only, Registered Investment Advisor and Variable Annuity.
[2]	Sales consist of gross sales and includes net reinvested dividends, capital gains and investment income.
[3]	Excludes Money Market.

MorningStar Fund Rankings [1]	1 Year	3 Years	5 Years
Funds ranked in top half	52%	48%	43%
Assets ranked in top half	51%	52%	55%

MorningStar Ratings [1]	Overall	3 Years	5 Years
Funds with 4/5 stars	28%	30%	21%
Assets with 4/5 stars	48%	44%	43%

[1]	Based on class I share, which reflects the largest concentration of sales and assets.

	Three Months Ended
Wealth Management	Dec. 31,	Sep. 30,	Dec. 31,	Prior Qtr.		Year-over-Year Qtr.
(in millions)	2020	2020	2019	Change	%	Change	%
AUA
Ending advisory AUA	$33,100	$29,330	$26,947	$3,770	13%	$6,153	23%
Ending non-advisory AUA	36,605	33,364	33,148	3,241	10%	3,457	10%
Ending total AUA	69,705	62,694	60,095	7,011	11%	9,610	16%

Average advisory AUA [1]	$30,036	$28,502	$25,672	$1,534	5%	$4,364	17%
Average non-advisory AUA [1]	33,956	32,898	32,326	1,058	3%	1,630	5%
Average AUA [1]	63,992	61,400	57,998	2,592	4%	5,994	10%

Net new advisory AUA [2]	$627	$437	$470	$190	43%	$157	33%
Net new non-advisory AUA [2,3]	(399)	(475)	(747)	76	16%	348	47%
Total net new AUA [2,3]	228	(38)	(277)	266	700%	505	182%

Annualized advisory AUA growth [4]	8.5%	6.4%	7.5%
Annualized AUA growth [4]	1.5%	(0.3)%	(1.9)%

Advisors and advisor associates	1,333	1,313	1,327	20	2%	6	0%
Avg. trailing 12-month revenue per advisor [5] (in thousands)	$487	$474	$438	$13	3%	$49	11%

[1]	Average AUA are calculated as the average of the beginning of month AUA during each reporting period.
[2]	Net new AUA are calculated as total client deposits and net transfers less client withdrawals. Client deposits include dividends and interest.
[3]	Excludes activity related to products held outside of our wealth management platform. These assets represent less than 10% of total AUA.
[4]	Annualized growth is calculated as annualized quarterly net new AUA divided by beginning AUA.
[5]	Production per Advisor is calculated as trailing 12- month Total underwriting and distribution fees less “other” underwriting and distribution fees divided by the average number of advisors. “Other” underwriting and distribution fees predominantly includes fees paid by advisors for programs and services.

Unaudited Consolidated Statements of (Loss) Income

(in thousands, except per share data and margin)

	Three Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Prior Qtr.		Year-over-Year Qtr.
	2020	2020	2019	Change	%	Change	%
Revenues:
Investment management fees	$112,068	$106,617	$110,706	$5,451	5%	$1,362	1%
Underwriting and distribution fees	144,408	139,456	136,309	4,952	4%	8,099	6%
Shareholder service fees	21,584	21,597	23,056	(13)	(0)%	(1,472)	(6)%
Total	278,060	267,670	270,071	10,390	4%	7,989	3%
Operating expenses:
Distribution[1]	128,474	122,195	117,225	6,279	5%	11,249	10%
Compensation and benefits (including share-based compensation of $23,177, $11,080 and $11,142, respectively)	96,007	62,416	62,816	33,591	54%	33,191	53%
General and administrative	32,535	19,156	30,061	13,379	70%	2,474	8%
Technology	15,077	14,250	15,950	827	6%	(873)	(5)%
Occupancy	3,399	4,160	5,143	(761)	(18)%	(1,744)	(34)%
Marketing and advertising	1,868	1,370	2,467	498	36%	(599)	(24)%
Depreciation	3,113	2,998	3,767	115	4%	(654)	(17)%
Subadvisory fees	3,470	3,490	3,777	(20)	(1)%	(307)	(8)%
Total	283,943	230,035	241,206	53,908	23%	42,737	18%
Operating (loss) income	(5,883)	37,635	28,865	(43,518)	(116)%	(34,748)	(120)%
Investment and other income (loss)	1,391	5,449	(4,804)	(4,058)	(74)%	6,195	129%
Interest expense	(1,603)	(1,542)	(1,533)	(61)	(4)%	(70)	(5)%
(Loss) income before provision for income taxes	(6,095)	41,542	22,528	(47,637)	(115)%	(28,623)	(127)%
Provision for income taxes	782	10,296	6,382	(9,514)	(92)%	(5,600)	(88)%
Net (loss) income	(6,877)	31,246	16,146	(38,123)	(122)%	(23,023)	(143)%
Net income attributable to redeemable noncontrolling interests	—	723	210	(723)	(100)%	(210)	(100)%
Net (loss) income attributable to Waddell & Reed Financial, Inc.	$(6,877)	$30,523	$15,936	$(37,400)	(123)%	$(22,813)	(143)%
Net (loss) income per share, basic and diluted:	$(0.11)	$0.48	$0.23
Weighted average shares outstanding - basic and diluted	62,527	64,240	69,896
Operating margin	(2.1)%	14.1%	10.7%

[1] Distribution expense
Unaffiliated	24,213	22,733	23,392
Wealth Management	104,262	99,462	93,833
	$128,475	$122,195	$117,225

Unaudited Consolidated Statements of Income

(in thousands, except per share data and margin)

	Year Ended
	Dec. 31,	Dec. 31,
	2020	2019	Change	%
Revenues:
Investment management fees	$419,728	$445,144	$(25,416)	(6)%
Underwriting and distribution fees	544,440	531,836	12,604	2%
Shareholder service fees	85,329	93,335	(8,006)	(9)%
Total	1,049,497	1,070,315	(20,818)	(2)%
Operating expenses:
Distribution[1]	478,578	460,921	17,657	4%
Compensation and benefits (including share-based compensation of $56,772 and $46,613, respectively)	278,711	254,534	24,177	9%
General and administrative	90,813	77,482	13,331	17%
Technology	57,066	63,719	(6,653)	(10)%
Occupancy	16,559	24,243	(7,684)	(32)%
Marketing and advertising	6,253	8,964	(2,711)	(30)%
Depreciation	12,833	19,829	(6,996)	(35)%
Subadvisory fees	13,914	14,931	(1,017)	(7)%
Total	954,727	924,623	30,104	3%
Operating income	94,770	145,692	(50,922)	(35)%
Investment and other income	14,243	18,886	(4,643)	(25)%
Interest expense	(6,233)	(6,195)	(38)	(1)%
Income before provision for income taxes	102,780	158,383	(55,603)	(35)%
Provision for income taxes	30,123	41,418	(11,295)	(27)%
Net income	72,657	116,965	(44,308)	(38)%
Net income attributable to redeemable noncontrolling interests	2,200	1,973	227	12%
Net income attributable to Waddell & Reed Financial, Inc.	$70,457	$114,992	$(44,535)	(39)%
Net income per share, basic and diluted:	$1.08	$1.57
Weighted average shares outstanding - basic and diluted	64,974	73,299
Operating margin	9.0%	13.6%

[1] Distribution expense
Unaffiliated	91,157	96,718
Wealth Management	387,421	364,203
	$478,578	$460,921

Underwriting and distribution fees

(in thousands)

	For the three months ended Dec. 31, 2020
	Unaffiliated	Wealth Management	Total
Advisory fees	$—	$86,721	$86,721
Service and distribution fees	14,938	16,053	30,991
Sales commissions	17	17,795	17,812
Other revenues	55	8,829	8,884
Total underwriting and distribution fees	$15,010	$129,398	$144,408

	For the three months ended Sep. 30, 2020
	Unaffiliated	Wealth Management	Total
Advisory fees	$—	$82,591	$82,591
Service and distribution fees	14,623	15,305	29,928
Sales commissions	223	17,847	18,070
Other revenues	82	8,785	8,867
Total underwriting and distribution fees	$14,928	$124,528	$139,456

	For the three months ended Dec. 31, 2019
	Unaffiliated	Wealth Management	Total
Advisory fees	$—	$75,382	$75,382
Service and distribution fees	15,860	15,609	31,469
Sales commissions	431	19,826	20,257
Other revenues	48	9,153	9,201
Total underwriting and distribution fees	$16,339	$119,970	$136,309

	For the year ended Dec. 31, 2020
	Unaffiliated	Wealth Management	Total
Advisory fees	$—	$318,964	$318,964
Service and distribution fees	58,507	59,547	118,054
Sales commissions	1,065	71,333	72,399
Other revenues	362	34,662	35,023
Total underwriting and distribution fees	$59,934	$484,506	$544,440

	For the year ended Dec. 31, 2019
	Unaffiliated	Wealth Management	Total
Advisory fees	$—	$284,188	$284,188
Service and distribution fees	65,227	63,197	128,424
Sales commissions	1,730	80,785	82,515
Other revenues	290	36,419	36,709
Total underwriting and distribution fees	$67,247	$464,589	$531,836

Unaudited Condensed Balance Sheet

(in thousands)

	Dec. 31,	Dec. 31,
	2020	2019
Assets
Cash & cash equivalents (unrestricted)	$273,756	$151,815
Investment securities	486,765	688,346
Other assets	225,538	245,572
Property and equipment, net	21,903	34,726
Goodwill and intangible assets	145,869	145,869
Total assets	$1,153,831	$1,266,328
Liabilities, redeemable noncontrolling interests and equity
Short-term notes payable	$94,997	$—
Long-term debt	—	94,926
Other liabilities	331,077	343,300
Redeemable noncontrolling interests	—	19,205
Total stockholders’ equity	727,757	808,897
Liabilities, redeemable noncontrolling interests and equity	$1,153,831	$1,266,328
Shares outstanding	62,398	68,847

Unaudited Condensed Cash Flow

(in thousands)

	Three Months Ended			Year Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2020	2020	2019	2020	2019
Cash provided by (used in):
Operating activities	$96,072	$63,222	$89,382	$188,044	$165,983
Investing activities	32,452	18,084	11,309	98,660	(6,851)
Financing activities	(18,366)	(55,634)	(52,838)	(175,494)	(224,547)
Net change during period	$110,158	$25,672	$47,853	$111,210	$(65,415)

	Three Months Ended			Year Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except number of shares)	2020	2020	2019	2020	2019
Shares repurchased
Number of shares	102,817	2,617,108	2,315,326	7,995,730	9,164,564
Total cost	$2,618	$40,052	$37,542	$114,670	$154,219
Dividend paid
Rate per share	$0.25	$0.25	$0.25	$1.00	$1.00
Total paid	$15,637	$16,292	$17,731	$65,576	$74,291
Capital returned to stockholders	$18,255	$56,344	$55,273	$180,246	$228,510

Non-GAAP Financial Measures

“Adjusted net income attributable to Waddell & Reed Financial, Inc.,” “adjusted net income per share, basic and diluted,” “adjusted controllable expenses,” “adjusted operating expenses,” “adjusted operating income,” and “adjusted operating margin” are non-GAAP financial measures that are not presented in accordance with U.S. generally accepted accounting principles (GAAP). We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding charges and gains that are not indicative of our core operating results, and allow management and investors to better evaluate our performance between periods and compared to other companies in our industry.

These non-GAAP financial measures should not be considered a substitute for financial measures presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance.

A reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures is included in the table below.

	Three Months Ended			Year Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2020	2020	2019	2020	2019
Net (loss) income attributable to Waddell & Reed Financial, Inc. (GAAP)	$(6,877)	$30,523	$15,936	$70,457	$114,992
Adjustments
Merger-related costs[1]	39,606	—	—	39,606	—
Severance	—	—	2,320	—	5,401
Non-cash asset impairments	—	—	12,841	—	12,841
Pension revaluation	—	—	11,217	—	11,217
Tax effect of adjustments	(7,226)	—	(6,331)	(7,226)	(7,070)
Adjusted net income attributable to Waddell & Reed Financial, Inc. (non-GAAP)	$25,503	$30,523	$35,983	$102,837	$137,381

Weighted average share outstanding-basic and diluted	62,527	64,240	69,896	64,974	73,299
Adjusted net income per share, basic and diluted (non-GAAP)	$0.41	$0.48	$0.51	$1.58	$1.87

Controllable expenses (GAAP)	$148,886	$101,352	$116,437	$449,402	$428,942
Adjustments
Merger-related costs	39,606	—	—	39,606	—
Severance	—	—	2,320	—	5,401
Non-cash asset impairments	—	—	12,841	—	12,841
Adjusted controllable expenses (non-GAAP)	$109,280	$101,352	$101,276	$409,796	$410,700

Operating expenses (GAAP)	$283,943	$230,035	$241,206	$954,727	$924,623
Adjustments
Merger-related costs	39,606	—	—	39,606	—
Severance	—	—	2,320	—	5,401
Non-cash asset impairments	—	—	12,841	—	12,841
Adjusted operating expenses (non-GAAP)	$244,337	$230,035	$226,045	$915,121	$906,381

Operating (loss) income (GAAP)	$(5,883)	$37,635	$28,865	$94,770	$145,692
Adjustments
Merger-related costs	39,606	—	—	39,606	—
Severance	—	—	2,320	—	5,401
Non-cash asset impairments	—	—	12,841	—	12,841
Adjusted operating income (non-GAAP)	$33,723	$37,635	$44,026	$134,376	$163,934

Operating revenue	$278,060	$267,670	$270,071	$1,049,497	$1,070,315
Operating margin (GAAP)	(2.1)%	14.1%	10.7%	9.0%	13.6%
Adjusted operating margin (non-GAAP)	12.1%	14.1%	16.3%	12.8%	15.3%

1 Primarily represents increased compensation from mark-to-market adjustments on outstanding restricted share units as a result of the increase in share price of Waddell & Reed Financial, Inc. Class A common stock, retention award accruals, higher cash incentive payments, legal and consulting costs and project-related asset impairments all related to the proposed acquisition of Waddell & Reed Financial, Inc. by Macquarie.

Web Site Resources

We invite you to visit the Investor Relations section of our Web site at ir.waddell.com. Under the “Investor Information” tab you will find a link to presentations as well as to data tables, which include supplemental information schedules.

Contacts

Investor Contact:

Mike Daley, Vice President, Chief Accounting Officer & Investor Relations, (913) 236-1795, mdaley1@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyinvestments.com.

Past performance is no guarantee of future results. Please invest carefully.

About the Company

Through its subsidiaries, Waddell & Reed Financial, Inc. has provided investment management and wealth management services to clients throughout the United States since 1937. Today, we distribute our investment products through the unaffiliated channel under the IVY INVESTMENTS® brand (encompassing broker/dealer, retirement, and registered investment advisors), our wealth management channel (through independent financial advisors associated with WADDELL & REED, INC.), and our institutional channel (including defined benefit plans, pension plans, endowments and subadvisory relationships).  For more information, visit ir.waddell.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views and assumptions of management with respect to future events regarding our business and industry in general. These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to our plans, assumptions, expectations, beliefs and objectives with respect to the merger, revenues and earnings, the amount and composition of assets under management and assets under administration, distribution sources, expense levels, redemption rates, stock repurchases and the financial markets and other conditions. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to the impact of the COVID-19 pandemic and related economic conditions, as well as the factors discussed below. If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected. Important transaction-related and other risk factors that may cause such differences include, without limitation: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the transaction closing conditions may not be satisfied in a timely manner or at all, including due to the failure to obtain Waddell & Reed Financial, Inc. stockholder approval and regulatory and client approvals or as a result of a decrease in assets under administration or assets under management; (iii) the announcement and pendency of the merger may disrupt our business operations (including the threatened or actual loss of employees, clients, independent financial advisors associated with Waddell & Reed or vendors); (iv) the amount of the costs, fees, expenses and other charges related to the merger, including in the event of any unexpected delays; and (v) we could experience financial or other setbacks if the transaction encounters unanticipated problems. Other important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019, which include, without limitation:

•	The loss of existing distribution relationships or inability to access new distribution relationships;

•	A reduction in assets under administration or assets under our management on short notice;

•	The adverse ruling or resolution of any litigation, regulatory investigations and proceedings, or securities arbitrations by a federal or state court or regulatory body;

•	Changes in our business model, operations and procedures, including our methods of distributing our proprietary products, as a result of evolving fiduciary standards;

•	The introduction of legislative or regulatory proposals or judicial rulings that change the independent contractor classification of our financial advisors at the federal or state level for employment tax or other employee benefit purposes;

•	A decline in the securities markets or in the relative investment performance of our Funds and other investment portfolios and products as compared to competing funds;

•	Our inability to reduce expenses rapidly enough to align with declines in our revenues due to various factors, including fee pressure, the level of our assets under management or our business environment;

•	Non-compliance with applicable laws or regulations and changes in current legal, regulatory, accounting, tax or compliance requirements or governmental policies;

•	Our inability to attract and retain senior executive management and other key personnel to conduct our wealth management and investment management business;

•	A failure in, or breach of, our operational or security systems or our technology infrastructure, or those of third parties on which we rely; and

•	Our inability to implement new information technology and systems, or our inability to complete such implementation in a timely or cost effective manner.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports and filings we make with the Securities and Exchange Commission, including the information in Item 1 “Business” and Item 1A “Risk Factors” of Part I and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II to our Annual Report on Form 10- K for the year ended December 31, 2019 and as updated in our quarterly reports on Form 10-Q for the year ending December 31, 2020. All forward-looking statements speak only as of the date on which they are made and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.